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As filed with the Securities and Exchange Commission on May 24, 2007

Registration No. 333-137124

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEAN ENERGY FUELS CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4932 (Primary Standard Industrial Classification Code Number)	33-0968580 (I.R.S. Employer Identification Number)

3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740
(562) 493-2804
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Andrew J. Littlefair
President and Chief Executive Officer
Clean Energy Fuels Corp.
3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740
(562) 493-2804
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John J. Hentrich, Esq. James J. Slaby, Esq. Ethan D. Feffer, Esq. Robert L. Wernli, Jr., Esq. Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130 (858) 720-8900	Stephen A. Massad, Esq. Felix P. Phillips, Esq. Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, TX 77002-4995 (713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The purpose of this Amendment No. 7 to Form S-1 Registration Statement (No. 333-124746) is to re-file Exhibit 10.25 and to reflect such re-filing in Item 16 of Part II of the Registration Statement and in the Index to Exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$33,942
NASD filing fee	39,600
Nasdaq listing fee	105,000
Transfer agent's fees and expenses	8,500
Legal fees and expenses	1,750,000
Printing fees and expenses	250,000
Accounting fees and expenses	1,600,000
Miscellaneous fees and expenses	362,958

Total:	$4,150,000

        The foregoing items (other than the SEC registration fee, NASD filing fee and Nasdaq listing fee) are estimated. All expenses will be borne by the registrant.

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article 7 of the registrant's Amended and Restated Certificate of Incorporation and Article VIII of the registrant's Amended and Restated Bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed.

Item 15. Recent Sales of Unregistered Securities.

        Set forth below is information regarding securities sold by the registrant in the past three years which were not registered under the Securities Act.

(a)   Issuances of Common Stock and Warrants.

        1.     In June 2004, the registrant sold to Boone Pickens, a trust affiliated with Boone Pickens, Alan P. Basham, Terasen, Inc. and Perseus 2000, LLC an aggregate of 1,689,189 shares of common stock upon the exercise of warrants held by these investors at a price per share of $2.96. The registrant concluded each of the investors qualified as an accredited investor under Rule 501(a) based on representations made by the investors at the time of sale. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

        2.     In September 2004, the registrant sold to Boone Pickens, a trust affiliated with Boone Pickens, Alan P. Basham, Terasen, Inc. and Perseus 2000, LLC an aggregate of 1,566,559 shares of common stock upon the exercise of warrants held by these investors at a price per share of $2.96. The registrant concluded each of the investors qualified as an accredited investor under Rule 501(a) based on representations made by the investors at the time of sale. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

        3.     In May 2005, the registrant sold to Boone Pickens, a trust affiliated with Boone Pickens and Perseus ENRG Investment, L.L.C. an aggregate of 2,364,865 shares of common stock at a price per share of $2.96. These shares were issued pursuant to a capital call made by the registrant's board of directors in accordance with Equity Option Agreements entered into in April 2005 between the registrant and these investors. The registrant concluded each of the investors qualified as an accredited investor under Rule 501(a) based on representations made by the investors at the time of sale. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

        4.     In November 2005, the registrant sold to Boone Pickens and Perseus ENRG Investment, L.L.C. an aggregate of 2,364,865 shares of common stock at a price per share of $2.96. These shares were issued pursuant to a capital call made by the registrant's board of directors in accordance with Equity Option Agreements entered into in April 2005 between the registrant and these investors. The registrant concluded each of the investors qualified as an accredited investor under Rule 501(a) based on representations made by the investors at the time of sale. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

        5.     In February 2006, the registrant sold to Perseus ENRG Investment, L.L.C. 1,013,513 shares of common stock at a price per share of $2.96. These shares were issued pursuant to a capital call made by the registrant's board of directors in accordance with an Equity Option Agreement entered into in April 2005 between the registrant and this investor. The registrant concluded the investor qualified as an accredited investor under Rule 501(a) based on representations made by the investor at the time of sale. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

        6.     In April 2006, the registrant sold to Boone Pickens 6,081,081 shares of common stock at a price per share of $2.96. These shares were issued pursuant to a capital call made by the registrant's board of directors in accordance with an Equity Option Agreement entered into in April 2005 between the registrant and this investor. The registrant concluded the investor qualified as an accredited investor under Rule 501(a) based on representations made by the investor at the time of sale. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

        7.     In April 2006, the registrant sold an aggregate of 1,179,953 shares of common stock at a price per share of $3.41 to Boone Pickens and an affiliated trust upon the conversion of secured convertible promissory notes held by these investors. The shares were offered and sold without registration under the Securities Act in reliance upon the exemption provided by Section 3(a)(9) thereunder.

        8.     In December 2006, we issued and sold to Boone Pickens a warrant to purchase up to an aggregate of 15,000,000 shares at a purchase price of $10.00 per share. This warrant was issued pursuant to an obligation transfer and securities purchase agreement between the registrant and Mr. Pickens. The registrant concluded the investor qualified as an accredited investor under Rule 501(a) based on his status as a director of the registrant and representations made by the investor at the time of sale. The warrant was offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

        No underwriters were involved in the foregoing sales of securities. The purchasers of shares of our stock described above represented to us in connection with their purchase that they were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The sales of these securities were made without general solicitation or advertising.

(b)   Stock Option Grants.

        As of March 31, 2007, the registrant had outstanding stock options under its 2002 Stock Option Plan to directors, officers, employees and consultants to purchase an aggregate of 2,376,000 shares of common stock with a weighted average exercise price of $2.96 per share, and had issued 360,750 shares of common stock for an aggregate purchase price of $998,324 upon exercise of such options. These options generally vest annually in equal increments over a period of three years, except that all options outstanding as of November 2005 vested upon the change of control which occurred when Boone Pickens purchased all of the outstanding shares of Terasen, Inc. and three other minority stockholders. The stock option grants and the common stock issuances described in this paragraph (b) of Item 15 were made pursuant to written compensatory plans or agreements in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

        As of March 31, 2007, the registrant also had 25,000 shares subject to a special stock option issued outside of the 2002 Stock Option Plan and 2006 Equity Incentive Plan to a consultant at an exercise price of $3.86 per share. The option vests in equal increments over three years and accelerates upon the closing of our initial public offering. The registrant relied on Rule 506 of Regulation D for an exemption from registration for this issuance.

Item 16. Exhibits and Financial Statement Schedules

(a)   Exhibits

Item 16. Exhibits

Exhibit number	Description of document
1.1*	Form of Underwriting Agreement
2.1*	Stock Purchase Agreement dated June 13, 2001, among the registrant, the stockholders of BCG eFuels, Inc. and the stockholders of Pickens Fuel Corp.
2.2*	Membership Interest Purchase Agreement dated December 31, 2002, among the registrant and the individuals holding member interests of Blue Energy & Technologies, LLC
3.1*	Restated Certificate of Incorporation
3.2*	Amended and Restated Bylaws
4.1*	Specimen Common Stock Certificate
4.2*	Registration Rights Agreement dated December 31, 2002
4.3*	Amendment No. 1 to Registration Rights Agreement dated August 8, 2006
4.4*	Form of Amendment No. 2 to Registration Rights Agreement
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1*	2002 Stock Option Plan and Form of Stock Option Agreement

10.2*	2006 Equity Incentive Plan and form of agreements
10.3*	Lease and amendments for facilities in Seal Beach, California
10.4*	Form of Indemnification Agreement between the registrant and its officers and directors
10.5*	Employment Agreement dated January 1, 2006, between the registrant and Andrew J. Littlefair
10.6*	Employment Agreement dated January 1, 2006, between the registrant and Richard R. Wheeler
10.7*	Employment Agreement dated January 1, 2006, between the registrant and James N. Harger
10.8*	Employment Agreement dated January 1, 2006, between the registrant and Mitchell W. Pratt
10.9*	Letter Agreement dated April 20, 2005, between the registrant and Warren I. Mitchell
10.10*	Letter Agreement dated October 15, 2003, between the registrant and Warren I. Mitchell
10.11*	Buyer's Order and Purchase Agreement with Inland Kenworth, Inc. dated April 12, 2006
10.12*	Stock Purchase and Buy-Sell Agreement dated February 1, 2006, between the registrant and the individuals and entities named therein
10.13*	ISDA Master Agreement, dated March 23, 2006, between the registrant and Sempra Energy Trading Corp.
10.14*	ISDA Credit Support Annex dated March 23, 2006, between the registrant and Sempra Energy Trading Corp.
10.15*	Trading Authorization dated March 23, 2006
10.16*	Guarantee dated March 23, 2006, by Boone Pickens in favor of Sempra Energy Trading Corp.
10.17*	Guarantee dated March 28, 2006, by Sempra Energy in favor of the registrant
10.18†*	LNG Sales Agreement dated May 23, 2003, between the registrant and Williams Gas Processing Company
10.19†*	Amendment to LNG Sales Agreement dated March 3, 2005, between the registrant and Williams Gas Processing Company
10.20*	Investment Advisory Agreement dated July 24, 2006, between the registrant and BP Capital LP
10.21†*	Pickens Plant Purchase and Sale Agreement dated November 3, 2005
10.22*	$50 Million Revolving Promissory Note with Boone Pickens dated August 31, 2006
10.23*	Equity Option Agreement dated April 8, 2005 between the registrant and Boone Pickens
10.24*	Equity Option Agreement dated April 8, 2005 between the registrant and Perseus ENRG Investment, L.L.C.
10.25†	Ground Lease dated November 3, 2006 between the registrant and U.S. Borax, Inc.
10.26*	Warrant to Purchase Common Stock dated December 28, 2006 issued to Boone Pickens

10.27*	Obligation Transfer and Securities Purchase Agreement dated December 28, 2006, between the registrant and Boone Pickens
10.28*	$100 Million Revolving Promissory Note with Boone Pickens dated November 15, 2006
10.29*	Letter agreement dated September 11, 2006 with Williams Gas Processing Company
10.30*	Investment Advisory Agreement dated March 9, 2007 between the registrant and BP Capital LP
21.1*	Subsidiaries
23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP
24.3*	Power of Attorney

*
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

        The undersigned registrant hereby undertakes that:

        (1)   for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

        (2)   for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)   for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

        (4)   for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seal Beach, State of California, on May 24, 2007.

CLEAN ENERGY FUELS CORP.
By:	/s/ ANDREW J. LITTLEFAIR Andrew J. Littlefair President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name		Title	Date
/s/ ANDREW J. LITTLEFAIR Andrew J. Littlefair		President, Chief Executive Officer (Principal Executive Officer) and a Director	May 24, 2007
/s/ RICHARD R. WHEELER Richard R. Wheeler		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2007
/s/ WARREN I. MITCHELL* Warren I. Mitchell		Chairman of the Board and Director	May 24, 2007
/s/ DAVID R. DEMERS* David R. Demers		Director	May 24, 2007
/s/ JOHN S. HERRINGTON* John S. Herrington		Director	May 24, 2007
/s/ JAMES C. MILLER III* James C. Miller III		Director	May 24, 2007
/s/ BOONE PICKENS* Boone Pickens		Director	May 24, 2007
/s/ KENNETH M. SOCHA* Kenneth M. Socha		Director	May 24, 2007
*By:	/s/ ANDREW J. LITTLEFAIR Andrew J. Littlefair Attorney-in-fact		May 24, 2007

INDEX TO EXHIBITS

Exhibit number	Description of document
1.1*	Form of Underwriting Agreement
2.1*	Stock Purchase Agreement dated June 13, 2001, among the registrant, the stockholders of BCG eFuels, Inc. and the stockholders of Pickens Fuel Corp.
2.2*	Membership Interest Purchase Agreement, dated December 31, 2002, among the registrant and the individuals holding member interests of Blue Energy & Technologies, LLC
3.1*	Restated Certificate of Incorporation
3.2*	Amended and Restated Bylaws
4.1*	Specimen Common Stock Certificate
4.2*	Registration Rights Agreement dated December 31, 2002
4.3*	Amendment No. 1 to Registration Rights Agreement dated August 8, 2006
4.4*	Form of Amendment No. 2 to Registration Rights Agreement
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1*	2002 Stock Option Plan and Form of Stock Option Agreement
10.2*	2006 Equity Incentive Plan and form of agreements
10.3*	Lease and amendments for facilities in Seal Beach, California
10.4*	Form of Indemnification Agreement between the registrant and its officers and directors
10.5*	Employment Agreement dated January 1, 2006, between the registrant and Andrew J. Littlefair
10.6*	Employment Agreement dated January 1, 2006, between the registrant and Richard R. Wheeler
10.7*	Employment Agreement dated January 1, 2006, between the registrant and James N. Harger
10.8*	Employment Agreement dated January 1, 2006, between the registrant and Mitchell W. Pratt
10.9*	Letter Agreement dated April 20, 2005, between the registrant and Warren I. Mitchell
10.10*	Letter Agreement dated October 15, 2003, between the registrant and Warren I. Mitchell
10.11*	Buyer's Order and Purchase Agreement with Inland Kenworth, Inc. dated April 12, 2006
10.12*	Stock Purchase and Buy-Sell Agreement dated February 1, 2006, between the registrant and the individuals and entities named therein
10.13*	ISDA Master Agreement, dated March 23, 2006, between the registrant and Sempra Energy Trading Corp.
10.14*	ISDA Credit Support Annex dated March 23, 2006, between the registrant and Sempra Energy Trading Corp.
10.15*	Trading Authorization dated March 23, 2006

10.16*	Guarantee dated March 23, 2006, by Boone Pickens in favor of Sempra Energy Trading Corp.
10.17*	Guarantee dated March 28, 2006, by Sempra Energy in favor of the registrant
10.18†*	LNG Sales Agreement dated May 23, 2003, between the registrant and Williams Gas Processing Company
10.19†*	Amendment to LNG Sales Agreement dated March 3, 2005, between the registrant and Williams Gas Processing Company
10.20*	Investment Advisory Agreement, dated July 24, 2006, between the registrant and BP Capital LP
10.21†*	Pickens Plant Purchase and Sale Agreement dated November 3, 2005
10.22*	$50 Million Revolving Promissory Note with Boone Pickens dated August 31, 2006
10.23*	Equity Option Agreement dated April 8, 2005 between the registrant and Boone Pickens
10.24*	Equity Option Agreement dated April 8, 2005 between the registrant and Perseus ENRG Investment, L.L.C.
10.25†	Ground Lease dated November 3, 2006 between the registrant and U.S. Borax, Inc.
10.26*	Warrant to Purchase Common Stock dated December 28, 2006 issued to Boone Pickens
10.27*	Obligation Transfer and Securities Purchase Agreement dated December 28, 2006, between the registrant and Boone Pickens
10.28*	$100 Million Revolving Promissory Note with Boone Pickens dated November 15, 2006
10.29*	Letter agreement dated September 11, 2006 with Williams Gas Processing Company
10.30*	Investment Advisory Agreement dated March 9, 2007 between the registrant and BP Capital LP
21.1*	Subsidiaries
23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP
24.3*	Power of Attorney

*
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS